CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 4, 2001, relating to the financial statements and selected ratio data of PIC Small Cap Portfolio which appears in the October 31, 2001 Annual Report to Shareholders of Provident Investment Counsel Small Company Growth Fund A, Provident Investment Counsel Small Company Growth Fund B and Provident Investment Counsel Small Cap Growth Fund I, which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Custodian and Auditors" in such Registration Statement.


PricewaterhouseCoopers LLP

New York, New York
February 27, 2002